Exhibit 23.1

We consent to the use of our report dated February 13, 2010 on the financial statements of Rich Star Development Corporation (a development stage Company) as of December 31, 2009, and the related statements of operations, stockholders' equity and cash flows for the period from May 29, 2009 (inception) to December 31, 2009, included herein on the registration statement of Rich Star Development Corporation on Form S-1, (Amendment No. 1), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
November 9, 2010